Exhibit 99.1
•	Delek US Reports Record Earnings for 2006
•	Sales Exceed $3.2 Billion for 2006
•	2006 Refinery Operating Margin Exceeds Industry Benchmark by 10%
FRANKLIN, Tenn. — March 8, 2007 — Delek US Holdings, Inc. (NYSE: DK) today reported record net income for the full year 2006, of $93.0 million, or $1.94 per diluted share, compared to $64.1 million, or $1.63 per diluted share for full year 2005. For the fourth quarter net income was $11.6 million, or $0.22 per diluted share, compared to $24.6 million, or $0.62 per diluted share, for the fourth quarter 2005.
     Uzi Yemin, President and Chief Executive Officer of Delek US, remarked, “We are very pleased and encouraged by the strong operating performance of all our businesses for the fourth quarter and full-year 2006. We expanded our businesses and achieved steady operating improvements during 2006 even while volatile energy prices impacted comparable-period results.
     “We achieved these results as we completed and integrated two major acquisitions during the year, established a new wholesale marketing business segment and completed two significant capital projects at our Tyler refinery. These accomplishments, along with our recently announced agreement to expand our base of retail fuel and convenience stores by more than 27%, position us for growth in 2007.”
     Refining Segment: The refining segment contribution margin was $23.7 million for the fourth quarter of 2006 compared to $37.0 million for the fourth quarter of 2005. Net sales for the quarter were $349.6 million compared to $342.2 million for the same period last year. The refinery operating gross margin excluding inter-company marketing fees of $0.66 per barrel was $8.73 per barrel sold. Delek exceeded the U.S. Gulf Coast crack spread of $6.76 by a record 29%. This compares to $12.39 per barrel, which was 113% of the U.S. Gulf Coast 5-3-2 crack spread, for the same quarter of 2005. The average gross margin was enhanced by the Company’s first full quarter of Ultra Low Sulfur Diesel production. During the quarter, Delek produced nearly 19,000 barrels per day of ULSD and sold approximately 1.7 million barrels.
     During the quarter, total production increased 11.3% to 56,300 barrels per day compared to 50,600 barrels a day for the same quarter last year, while total throughput increased 12.9% to more than 58,800 barrels per day compared to 52,100 barrels per day compared to the fourth quarter last year, which was impacted by a refinery turnaround. Direct operating expenses for the quarter declined 16.1% to $3.43 per barrel sold.
     Yemin added, “We are proceeding with three significant capital projects focused on optimizing our crude slate and improving the efficiency of our refining operations. We currently estimate a capital outlay of approximately $55 million, which is expected to generate a return on investment in excess of 50%. These projects are scheduled for completion in the second half of 2008 in conjunction with the completion of our gasoline hydrotreater unit.”
     Retail Segment: The retail segment reported a contribution margin for the fourth quarter of 2006 of $9.0 million compared to $14.4 million for the same quarter last year. The contribution margin for the quarter was adversely impacted by the unusually low retail fuel margin for the quarter of $0.088 per gallon compared to $0.167 per gallon for the fourth quarter last year. Net sales for the quarter were $330.6 million, an increase of 9.5% compared to the fourth quarter last year.

     Merchandise sales for the quarter increased 16.7% to $84.6 million compared to $72.5 million for the fourth quarter of 2005. Same-store merchandise sales increased 1.1% for the quarter. The food and fountain service category same-store sales increased 7.7%. The merchandise margin was 30.8% for the fourth quarter of 2006, a 160 basis point increase from the same quarter last year.
     The retail segment’s total fuel sales for the fourth quarter of 2006 increased 7.0% to $229.6 million from $214.5 million for the same quarter of 2005, primarily due to a 13.7% increase in gallons sold to over 104.4 million. The increase in gallons sold was driven by the increase in the number of stores in operation from 349 at the end of 2005 to 394 at the end of 2006.
     The Company expects the purchase of 107 Favorite Markets retail fuel and convenience stores from Calfee Company of Dalton, Inc. to close in the second quarter. These stores will solidify Delek’s market presence in Chattanooga, TN and north Georgia, and will establish a new core market.
     Marketing Segment: The marketing segment reported a contribution margin for the fourth quarter of 2006 of $6.2 million including $3.4 million of inter-company marketing service fees from the refinery segment. The marketing segment contributed $127.2 million to net sales for the quarter on total sales volume of approximately 18,000 barrels per day. This is the first full quarter of operations for the marketing segment. This segment’s contribution continues to grow as the business is assimilated.
     Conference Call: The Company will hold a conference call to discuss this release today at 10:30 a.m. eastern time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.delekus.com and clicking Investor Relations, or by going to www.earnings.com, at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a telephonic replay will be available for one week at (706) 645-9291, code 8428497, and the replay will also be available on Delek’s website for 90 days.
     About the Company: Delek US Holdings, Inc. is a diversified energy business focused on petroleum refining, marketing and supply, and retail marketing. The refining segment operates a high conversion, independent refinery, with a design crude distillation capacity of 60,000 barrels per day, in Tyler, Texas. The marketing and supply segment markets refined products through its terminals in Abilene, Texas and San Angelo, Texas as well as other third party terminals. The retail segment markets gasoline, diesel and other refined petroleum products and convenience merchandise through a network of 394 company-operated retail fuel and convenience stores, operated under the MAPCO Express®, MAPCO Mart™, East Coast® and Discount Food Mart™ brand names.
     Safe Harbor Provisions Regarding Forward-Looking Statements: This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning our current estimates, expectations and projections about our future results, performance, prospects and opportunities and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws.
     Investors are cautioned that the following important factors, among others, may affect these forward-looking statements. These factors include but are not limited to: our competitive position and the effects of competition; the projected growth of the industry in which we operate; changes in the scope, costs, and/or timing of capital projects; management’s ability to execute its strategy of growth through acquisitions and transactional risks in acquisitions; general economic and business conditions, particularly levels of spending relating to travel and tourism or conditions affecting the southeastern United States; risks and uncertainties with the respect to the quantities and costs of refined petroleum products supplied to our pipelines and/or held in our terminals; potential conflicts of interest between our majority stockholder and other stockholders; and other risks contained in our filings with the Securities and Exchange Commission.
     Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at, or by which such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management’s good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Delek US undertakes no obligation to update or revise any such forward-looking statements.

Investor Relations Contact:
Assi Ginzburg	Scott Brittain
Vice President of Strategic Planning	Kristina Korte
Delek US Holdings, Inc.	Corporate Communications Inc.
615/224-1179	615-254-3376

U.S. Media Contact:	Israel Media Contact:
Paula Lovell	Lior Chorev
Lovell Communications Inc.	Arad Communications
615-297-7766	011-972-3-644-0404
615-972-2964 (Cell)

Delek U.S. Holdings, Inc.
Consolidated Balance Sheets
(In millions, except share and per share data)

	December 31
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$101.6	$62.6
Short-term investments	73.2	26.6
Accounts receivable	83.7	52.9
Inventory	120.8	101.3
Other current assets	31.3	8.4

Total current assets	410.6	251.8

Property, plant and equipment:
Property, plant and equipment	493.1	317.1
Less: accumulated depreciation	(68.4)	(46.5)

Property, plant and equipment, net	424.7	270.6

Goodwill	80.7	63.7
Other intangibles, net	12.2	0.6
Note receivable from a related party	—	0.2
Other non-current assets	21.2	19.3

Total assets	$949.4	$606.2

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$175.5	$144.6
Current portion of long-term debt and capital lease obligations	1.8	1.7
Notes payable	19.2	—
Accrued expenses and other current liabilities	34.4	29.5

Total current liabilities	230.9	175.8

Non-Current liabilities:
Long-term debt and capital lease obligations, net of current portion	265.6	224.6
Notes payable to related parties, net of current portion	—	42.5
Environmental liabilities, net of current portion	9.3	7.3
Asset retirement obligations	3.3	3.4
Deferred tax liabilities	50.5	27.5
Other non-current liabilities	7.6	5.2

Total non-current liabilities	336.3	310.5

Shareholders’ Equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, 0 shares issued and outstanding	—	—
Common stock, $0.01 par value, 110,000,000 and 3,000 shares authorized, 51,139,869 and 100 shares issued and outstanding, respectively	0.5	0.4
Additional paid-in capital	211.9	40.7
Retained earnings	169.8	78.8

Total shareholders’ equity	382.2	119.9

Total liabilities and shareholders’ equity	$949.4	$606.2

Delek U.S. Holdings, Inc.
Consolidated Statements of Operations
(In millions, except share and per share data)

	Three-months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Net sales	$807.5	$644.3	$3,207.7	$2,031.9

Operating costs and expenses:
Cost of goods sold	724.2	552.1	2,818.3	1,731.6
Operating expense	44.4	40.8	173.2	133.1
General and administrative expenses	11.0	6.5	38.2	23.5
Depreciation and amortization	8.0	4.6	22.8	16.1
Loss on disposal of assets	—	—	—	(1.6)
(Gains) losses on forward contract activities	—	(1.8)	—	9.1

	787.6	602.2	3,052.5	1,911.8

Operating Income	19.9	42.1	155.2	120.1

Interest expense	7.1	5.5	24.2	17.4
Interest income	(2.3)	(1.1)	(7.2)	(2.1)
Interest expense to related parties	—	0.7	1.0	3.0
Other expenses (income), net	0.1	(0.2)	0.2	2.5

	4.9	4.9	18.2	20.8

Income before income tax expense and cumulative effect of change in accounting policy	15.0	37.2	137.0	99.3
Income tax expense	3.4	12.6	44.0	34.9

Income before cumulative effect of change in accounting policy	11.6	24.6	93.0	64.4
Cumulative effect of change in accounting policy	—	—	—	(0.3)

Net income	$11.6	$24.6	$93.0	$64.1

Basic earnings per share:
Income before cumulative effect of change in accounting policy	$0.23	$0.62	$1.98	$1.64
Cumulative effect of change in accounting policy	—	—	—	(0.01)

Net income	$0.23	$0.62	$1.98	$1.63

Diluted earnings per share:
Income before cumulative effect of change in accounting policy	$0.22	$0.62	$1.94	$1.64
Cumulative effect of change in accounting policy	—	—	—	(0.01)

Net income	$0.22	$0.62	$1.94	$1.63

Basic and diluted weighted average common shares outstanding
Basic	50,973,202	39,389,869	47,077,369	39,389,869

Diluted
	52,113,480	39,389,869	47,915,962	39,389,869

Delek U.S. Holdings, Inc.
Consolidated Statements of Cash Flows
(In millions)

	Year Ended December 31
	2006	2005
Cash flows from operating activities:
Net Income	$93.0	$64.1

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22.8	16.1
Deferred income taxes	21.5	8.9
Stock compensation expense	2.4	—
Other non-cash operating activities	3.8	2.8
Changes in assets and liabilities, net of acquisitions	(33.6)	56.8

Net cash provided by operating activities	109.9	148.7

Cash flows from investing activities:
Purchases of short-term investments	(1,546.9)	(26.6)
Sales of short-term investments	1,500.3	—
Business combinations, net of cash acquired	(107.2)	(109.6)
Purchase of property, plant and equipment	(97.5)	(29.2)
Proceeds from sale of convenience store assets	—	3.1

Net cash used in investing activities	(251.3)	(162.3)

Cash flows from financing activities:
Net proceeds on long-term revolver	46.7	27.0
Proceeds on debt	60.1	38.9
Payments on debt and capital lease obligations	(89.6)	(0.6)
Proceeds from issuance of common stock	167.5	—
Dividends paid	(1.9)	—
Other financing activities	(2.3)	(11.2)

Net cash provided by financing activities	180.4	54.1

Net increase in cash and cash equivalents:	39.0	40.5
Cash and cash equivalents at the beginning of the period	62.6	22.1

Cash and cash equivalents at the end of the period	$101.6	$62.6

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$19.1	$17.0

Income taxes	$32.5	$25.8

Capital lease obligations	$1.1	$—

DELEK US HOLDINGS, INC. AND SUBSIDIARIES
Segment Statistics

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
REFINING SEGMENT(1):
Days operated in period	92	92	365	247
Total sales volume (average barrels per day)	55,596	48,486	55,523	51,096

Products manufactured (average barrels per day):
Gasoline	30,722	26,188	30,163	26,927
Diesel/Jet	21,832	19,920	21,816	20,779
Petrochemicals, LPG, NGLs	1,922	1,716	2,280	2,218
Other	1,814	2,733	2,324	1,684
Total production	56,290	50,557	56,583	51,608

Throughput (average barrels per day):
Crude oil	54,373	50,253	55,998	51,906
Other feedstocks	4,468	1,857	2,130	1,244
Total throughput	58,841	52,110	58,128	53,150

Per barrel of sales:
Refining operating margin (2)	$8.07	$12.39	$11.00	$12.29
Refining operating margin excluding inter-company marketing service fees(3)	$8.73	$12.39	$11.16	$12.29
Direct operating expenses	$3.43	$4.09	$3.44	$3.63

Pricing statistics (average for the period presented):
WTI — Cushing crude oil (per barrel)	$60.20	$60.01	$66.27	$59.39
US Gulf Coast 5-3-2 crack spread (per barrel)	$6.76	$10.92	$10.16	$12.19
US Gulf Coast Unleaded Gasoline (per gallon)	$1.55	$1.61	$1.83	$1.69
Low sulfur diesel (per gallon)	$2.08	$1.90	$2.00	$1.72
Natural gas — (per MMBTU)	$6.18	$6.84	$6.89	$10.13

	Three Months Ended December 31,	Year Ended December 31,
	2006	2006
MARKETING SEGMENT(4):
Days operated in period	92	153
Total sales volume (average barrels per day)	17,906	17,758
Products sold (average barrels per day):
Gasoline	8,279	8,129
Diesel/Jet	9,554	9,568
Other	73	61
Total sales	17,906	17,758
Direct Operating Expenses (per barrel of sales)	$0.08	$0.12

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
RETAIL SEGMENT:
Number of stores (end of period)	394	349	394	349
Average number of stores	393	332	369	330
Retail fuel sales (thousands of gallons)	104,443	91,829	396,867	341,335
Average retail gallons per average number of stores (in thousands)	266	277	1,075	1,034
Retail fuel margin ($ per gallon)	$0.088	$0.167	$0.145	$0.165
Merchandise sales (in thousands)	$84,553	$72,542	$330,512	$292,382
Merchandise margin %	30.8%	29.2%	30.6%	29.8%

Credit expense (% of gross margin) (5)	9.3%	6.7%	7.8%	5.9%
Merchandise and cash over/short (% of net sales) (6)	0.3%	0.3%	0.3%	0.3%
Operating expense/merchandise sales plus total gallons (7)	13.5%	13.1%	13.5%	13.2%

(1)	2005 comparative amounts reflect Refining operations from the date of acquisition, April 29, 2005, through the end of the three months or full year period.

(2)	Refining operating margin per barrel is calculated by dividing the margin between net sales and cost of crude oil, feedstocks and related transportation by the total barrels sold at our refinery. Industry-wide refining results are driven and measured by the margins between refined petroleum product prices and the prices for crude oil, which are referred to as crack spreads: the differential in price between a representative barrel of benchmark refined petroleum products, such as gasoline or heating oil, and a barrel of benchmark crude oil. The US Gulf Coast 5-3-2 crack spread represents the differential between Platt’s quotations for 3/5 of a barrel of US Gulf Coast Pipeline 87 Octane Conventional Gasoline and 2/5 of a barrel of US Gulf Coast Pipeline No. 2 Heating Oil (high sulfur diesel) on the one hand, and the first month futures price of 5/5 of a barrel of light sweet crude oil on the New York Mercantile Exchange, on the other hand. We compare our refining operating margin to these crack spreads to assess our operating performance relative to other participants in our industry.

(3)	Excludes inter-company marketing services fees of $3.4 million for both the three months ended and year ended December 31, 2006, from Refining to Marketing segment.

(4)	The statistics and results of operations reflect Marketing’s operations from the date of acquisition on August 1, 2006 through December 31, 2006.

(5)	Consists of third party credit, debit and fuel card processing fees as a percentage of gross margin.

(6)	Merchandise and cash over/short as a percentage of net sales is a measure of merchandise loss or theft, motor fuel theft and cash shortages as a percentage of net sales.

(7)	Operating expense for our retail segment divided by merchandise sales plus total gallons sold is a ratio we use to measure store operating performance — especially operating expense control. Total gallons are used rather than net fuel sales to eliminate the volatility of fuel prices in the calculation and improve comparability.

DELEK US HOLDINGS, INC. AND SUBSIDIARIES
Segment Data
(In millions)
     The following is a summary of business segment operating performance as measured by contribution margin for the period indicated:

	For the Three Months Ended December 31, 2006
				Corporate,
				Other and
	Refining	Retail	Marketing	Eliminations	Consolidated
Net sales	$349.6	$330.6	$127.2	$.1	$807.5
Operating costs and expenses:
Cost of goods sold	308.4	295.0	120.8	—	724.2
Operating expenses	17.5	26.6	.2	.1	44.4

Segment contribution margin	23.7	9.0	6.2	—	38.9

General and administrative expenses					11.0
Depreciation and amortization					8.0

Operating income					$19.9

	For the Three Months Ended December 31, 2005
			Corporate,
			Other and
	Refining	Retail	Eliminations	Consolidated
Net sales	$342.2	$302.0	$0.1	$644.3
Operating costs and expenses:
Cost of goods sold	287.0	265.2	(0.1)	552.1
Operating expenses	18.2	22.4	.2	40.8

Segment contribution margin	37.0	14.4	—	51.4

General and administrative expenses				6.5
Depreciation and amortization				4.6
Gains on forward contract activities				(1.8)

Operating income				$42.1

	For the Year Ended December 31, 2006
	(Excluding Marketing which was for the period from
	August 1, 2006 through December 31, 2006)
				Corporate,
				Other and
	Refining	Retail	Marketing	Eliminations	Consolidated
Net sales	$1,590.2	$1,395.6	$221.6	$0.3	$3,207.7
Operating costs and expenses:
Cost of goods sold	1,367.4	1,235.1	216.0	(.2)	2,818.3
Operating expenses	69.6	102.8	.3	.5	173.2

Segment contribution margin	153.2	57.7	5.3	—	216.2

General and administrative expenses					38.2
Depreciation and amortization					22.8

Operating income					$155.2

	For the Year Ended December 31, 2005
	(Excluding Refining which was for the period from
	April 29, 2005 through December 31, 2005)
			Corporate,
			Other and
	Refining	Retail	Eliminations	Consolidated
Net sales	$931.4	$1,101.0	$(.5)	$2,031.9
Operating costs and expenses:
Cost of goods sold	776.4	956.1	(.9)	1,731.6
Operating expenses	45.8	86.9	.4	133.1

Segment contribution margin	109.2	58.0	1.0	167.2

General and administrative expenses				23.5
Depreciation and amortization				16.1
Gain on disposal of assets				(1.6)
Losses on forward contract activities				9.1

Operating income				$120.1

Delek U.S. Holdings, Inc.
Capital Expenditures
(In millions)

	Year Ended December 31,
	2007 Budget	2006 Actual
Refining:
Sustaining maintenance	$7.1	$3.7
Regulatory	48.5	65.6
Discretionary projects	34.4	5.6

Total refinery	90.0	74.9

Marketing:
Sustaining maintenance	0.1	0.2
Retail:
Sustaining maintenance	3.0	3.7
Store enhancements	3.0	6.4
Re-image/builds	19.0	12.3

Total retail	25.0	22.4

Total capital spending	$115.1	$97.5

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